Exhibit 99.1

Red Robin Announces Departure of Chief Financial Officer Stuart Brown

Terry Harryman Appointed Interim Chief Financial Officer

Greenwood Village, Colo. — June 14, 2016 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that Stuart B. Brown, the company’s Executive Vice President and Chief Financial Officer, will resign from the position effective July 15, 2016, to accept an opportunity outside the restaurant industry.

“Stuart has been a great asset to the Company and has made many contributions to the brand since he joined in 2011.  We thank him for his dedication, loyalty and passion for Red Robin and wish him the best in his future endeavors,” said Steve Carley, Red Robin Gourmet Burgers, Inc. Chief Executive Officer. “One of Stuart’s many accomplishments has been building a best-in-class finance and accounting team that will serve our Company well for many years to come.”

“I have truly enjoyed my time at Red Robin and will be forever grateful for the tremendous opportunities the Company has provided me to work with a great leadership team and contribute to the success of a great casual dining brand,” said Mr. Brown. “I now have an opportunity outside the food service industry that is attractive on both a career and family level.  I wish my fellow Red Robin Team Members all the best as they continue to grow the Red Robin brand.”

Terry Harryman, the Company’s Vice President, Chief Accounting Officer and Controller for the past four years, will serve as interim Chief Financial Officer effective immediately following Mr. Brown’s departure on July 15, 2016, while Red Robin conducts a comprehensive search to assess internal and external candidates for the Chief Financial Officer position.

“We are pleased to appoint Terry as our interim CFO,” said Steve Carley.  “We believe that Terry’s deep background - including 20 years of experience leading accounting for the US and Canada and the tax and payroll functions - will continue to be a great asset to Red Robin.”

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant.  There are more than 540 Red Robin restaurants across the United States and Canada, including Red Robin Burger Works® locations and those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

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